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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VENOCO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

April 27, 2011

Dear Venoco Stockholder:

        You are cordially invited to the Venoco, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 8, 2011, at 7:30 a.m., Mountain Time. The meeting will be held in the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202.

        At the Annual Meeting, you will be asked to elect two directors to our Board of Directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year. You will also be asked to cast advisory votes on the compensation of Venoco's named executive officers and on the frequency of future advisory votes on the compensation of the named executive officers.

        We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2010 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

        Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,
Timothy M. Marquez Chairman of the Board and Chief Executive Officer

370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Venoco, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Venoco, Inc. will be held in the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, at 7:30 a.m., Mountain Time on June 8, 2011, for the following purposes:

  1.
  to elect J.C. "Mac" McFarland and Joel L. Reed to our Board of Directors as Class III directors;

  2.
  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3.
  to hold an advisory vote on the compensation of our named executive officers;

  4.
  to hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

  5.
  to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        We know of no other matters to come before the annual meeting. Only stockholders of record at the close of business on Tuesday, April 12, 2011 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 8, 2011:

        The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/VQ.

        Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS
Terry L. Anderson General Counsel and Secretary

Dated April 27, 2011
Denver, Colorado

i

370 17th Street, Suite 3900
Denver, Colorado 80202-1370
Telephone: (303) 626-8300

PROXY STATEMENT

 GENERAL INFORMATION

Proxy Solicitation

        These proxy materials are being furnished to you by the Board of Directors (the "Board") of Venoco, Inc., a Delaware corporation ("we," "us," "Venoco" or the "company"), in connection with its solicitation of proxies for Venoco's Annual Meeting of Stockholders to be held on June 8, 2011 at 7:30 a.m., Mountain Time, in the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, and at any adjournments or postponements thereof (the "Annual Meeting"). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

        This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 27, 2011. The proxy materials are also available at www.edocumentview.com/VQ.

Stockholders Entitled to Vote

        The close of business on Tuesday, April 12, 2011 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 61,720,733 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

        Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

        If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Attending the Annual Meeting

        All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 12, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

        Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

        Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. There are three ways for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

  •
  Vote by Internet.  You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 1:00 A.M. Mountain Time on June 8, 2011. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card.

  •
  Vote by Telephone.  You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 1:00 A.M. Mountain Time on June 8, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

  •
  Vote by Mail.  You can also vote by mail. Mark, date and sign your proxy card and return it in the postage-paid envelope provided or return it to Venoco, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the annual meeting.

        If you hold shares held beneficially in street name, you may direct how you shares are voted without attending the Annual Meeting by following the instructions in the voting instruction card provided by your broker, trustee or nominee.

Quorum

        Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Abstentions and broker "non-votes" will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

        You may vote "FOR" or "WITHHOLD" authority to vote on Proposal One, relating to the election of J.C. "Mac" McFarland and Joel L. Reed to the Board. Members of the Board are elected by a plurality of votes cast. This means that the two nominees who receive the largest number of "FOR" votes cast will be elected. Neither broker non-votes nor "WITHHOLD" votes cast with respect to any nominee will affect the election of that nominee.

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Two, relating to the ratification of Ernst & Young LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

        You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposal Three, relating to the approval of the compensation of our named executive officers. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

        With respect to Proposal Four, relating to the frequency of future advisory votes on the compensation of our named executive officers, you may vote to recommend that such votes be held every year, every two years, or every three years, or you may vote to "ABSTAIN." That proposal will be determined by a plurality of votes cast. This means that the option receiving the highest number of votes will be approved. Neither broker non-votes nor abstentions will affect the outcome of the proposal.

        Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, the Board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Board Recommendation

        The Board recommends that you vote as follows:

  •
  "FOR" Proposal One, relating to the election of J.C. "Mac" McFarland and Joel L. Reed to our Board as Class III directors;

  •
  "FOR" Proposal Two, relating to the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  •
  "FOR" Proposal Three, relating to the approval of the compensation of our named executive officers; and

  •
  To hold future advisory votes on the compensation of our named executive officers on a triennial basis.

        Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Other Matters

        The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the "Proxy Agents"), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

        Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

  •
  Submitting another timely, later-dated proxy by Internet, telephone or mail;

  •
  Delivering timely written notice of revocation to our Secretary; or

  •
  Attending the Annual Meeting and voting in person.

        If your shares are held beneficially in street name, you may revoke your proxy by following the instructions provided by your broker, trustee or nominee. If you wish to vote at the Annual Meeting, you must obtain a legal proxy from your bank, broker or nominee.

PROPOSAL ONE—Election of Directors

        Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (Donna L. Lucas, Dr. M.W. Scoggins and Richard S. Walker), two Class II directors (Timothy M. Marquez and Mark A. Snell) and two Class III directors (Joel L. Reed and J.C. "Mac" McFarland). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders' meeting three years after the date of his or her election. The term of the Class III directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the "NYSE") contemplate that the number of directors in each class will be approximately equal.

        The Board has nominated Joel L. Reed and J.C. "Mac" McFarland to stand for election at the Annual Meeting. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board, but will generally not be fewer than three or more than nine.

        The Board has no reason to believe that either Mr. Reed or Mr. McFarland will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

        The Board recommends a vote FOR the election of J.C. "Mac" McFarland and Joel L. Reed to the Board.

 Board of Directors

        The following table sets forth certain information as of March 15, 2011, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees
J.C. "Mac" McFarland	64	Director	2004	2011
Joel L. Reed	60	Director	2005	2011
Other Directors
Donna L. Lucas	51	Director	2009	2012
Dr. M.W. Scoggins	63	Director	2007	2012
Richard S. Walker	53	Director	2007	2012
Timothy M. Marquez	52	Chairman and Chief Executive Officer	2004	2013
Mark A. Snell	54	Director	2006	2013

Nominees

        J.C. "Mac" McFarland has been a director of Venoco since June 2004. He has 30 years of experience in the oil and natural gas industry with McFarland Energy, Inc., a NASDAQ-listed company, where he was CEO from 1991 until its sale in 1997. Since 1997, he has been a consultant with McFarland Advisors, Inc. He served on the boards of NYSE-listed Huntway Refining from 1998 to 2001, privately held Gotland Oil, Inc. from 2000 to 2001 and as of May 2010, he serves on the board of NASDAQ-listed Searchlight Minerals Corporation. He was President of the California Independent Petroleum Association from 1996 to 1998. Mr. McFarland earned a degree in finance and accounting from the University of California at Berkeley. Mr. McFarland is a certified public accountant who has elected inactive license status. In determining Mr. McFarland's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in finance, accounting and management and in the oil and natural gas industry.

        Joel L. Reed has been a director of Venoco since August 2005 and currently serves as our lead independent director. He previously served as a director of Venoco from September 1998 to March 2002. Starting in 1994, Mr. Reed was a partner of a predecessor entity of, and later co-founded, Relational Group, an investment banking firm that included Relational Investors and Relational Advisors. In late 2005, Relational Advisors separated from Relational Group and became RA Capital Advisors, a member of RA Capital Group. Mr. Reed has served as RA Capital Group's lead principal. He is also a founder of two private equity firms, Titan Investment Partners and HRA Real Estate Management I LLC. Mr. Reed was the CFO and later President and CEO of Wagner & Brown Ltd. of Midland, Texas, a privately owned group of companies engaged in energy, real estate, manufacturing, agribusiness and investment services, from 1984 to 1994. From 1981 to 1984, Mr. Reed was a member of the founding group of Ensource, Inc., a NYSE-listed company, as well as its controller and CFO. A graduate of Oklahoma State University, Mr. Reed holds bachelor's and master's degrees in accounting and is a certified public accountant who has elected inactive license status. In determining Mr. Reed's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in finance, accounting, banking and management.

Other Directors

        Donna L. Lucas has been a director of Venoco since February 2009. She founded and has served as the principal of Lucas Public Affairs since April 2006. Prior to founding Lucas Public Affairs, Ms. Lucas served as Deputy Chief of Staff for Strategic Planning and Initiatives for California Governor Arnold Schwarzenegger from 2003 to 2006 and Chief of Staff to California First Lady Maria Shriver from 2004 to 2006. She was the Global Public Affairs Practice Leader for Porter Novelli, an international public relations firm, from 2000 to 2003 after Porter Novelli's acquisition of Nelson Communications Group, where she served as President and CEO from 1998 to 2003. Ms. Lucas also previously served as Deputy Press Secretary for California Governor George Deukmejian, Deputy Treasurer for California Treasurer Tom Hayes, and as California Press Secretary for President George H.W. Bush. Ms. Lucas is a 1982 graduate of the University of Southern California School of Journalism. Ms. Lucas currently serves on the board of the Public Policy Institute of California and the Governor and First Lady's Conference on Women and California Forward. In determining Ms. Lucas' qualifications to serve on our board of directors, the board has considered, among other things, her experience and expertise in communications, public affairs and management.

        Dr. M. W. Scoggins has been a director of Venoco since June 2007. He has served as President of Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry, since June 2006. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in 1999, he was President, International Exploration & Production and Global Exploration and a member of the executive committee of Mobil Oil Corporation. He is also a member of the Board of Directors of Trico Marine Services, Inc., QEP Resources, Inc., and Cobalt International Energy and a member of the National Advisory Council of the U.S. Department of Energy's National Renewable Energy Laboratory. He was a member of the Board of Directors of Questar Corporation from 2005 until 2010. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa. In determining Dr. Scoggins' qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in management and the oil and natural gas industry.

        Richard S. Walker has been a director of Venoco since June 2007. Mr. Walker is currently Executive Vice President and Managing Director of the Houston office of DHR International, a leading retained executive search firm. Prior to entering the executive search industry in 2005, Mr. Walker was a Managing Director of JPMorgan directing investment banking relationships with a variety of energy clients operating across all industry segments including exploration and production, service and supply, pipeline and midstream operations as well as power generation, transmission and distribution. Mr. Walker worked with JPMorgan and its predecessors from 1994 to 2005. Prior to joining JPMorgan Chase & Co., Mr. Walker worked from 1990 through early 1994 with NationsBank (the predecessor of Bank of America), both in Houston and in London. From 1981 through early 1990, Mr. Walker worked for Texas Commerce Bank, in Houston (also a predecessor to JPMorgan). Mr. Walker is a 1980 graduate of Loyola University, New Orleans, with a bachelor's of business administration and a 1981 graduate of Bowling Green State University, Ohio, with a master's of business administration. Mr. Walker is a certified public accountant licensed in the State of Texas. In determining Mr. Walker's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in finance, accounting and banking and in the oil and natural gas industry.

        Timothy M. Marquez co-founded Venoco in September 1992 and served as our CEO and as a director from our formation until June 2002. He founded Marquez Energy, a privately held exploration and production company, in 2002, and served as its CEO until we acquired it in March 2005. Mr. Marquez returned as our Chairman, CEO and President in June 2004. Mr. Marquez has a B.S. in petroleum engineering from the Colorado School of Mines. Mr. Marquez began his career with Unocal Corporation, where he worked for 13 years managing assets offshore in California and in the North Sea and performing other managerial and engineering functions. In determining Mr. Marquez's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in petroleum engineering, including exploration, production, and management, and his roles as co-founder and major stockholder of Venoco.

        Mark A. Snell has been a director of Venoco since December 2006. He has served as the CFO of Sempra Energy, a San Diego-based, Fortune 500 energy-services holding company, since 2006. He previously served as Group President of Sempra Global and, before that, as Vice President of Planning and Development of Sempra Energy. Before joining Sempra Energy in 2001, he served as CFO of Earth Tech, a water management, engineering and environmental services firm, CFO of Dames and Moore, an international engineering firm, Chief Financial and Administrative Officer for Latham & Watkins, a worldwide law firm, and a Senior Manager at KPMG Peat Marwick. Mr. Snell has a bachelor's degree in accounting from San Diego State University. In the past five years, Mr. Snell has also served as a director of San Diego Gas and Electric Company, Southern California Gas Company, and Pacific Enterprises, all of which are subsidiaries of Sempra Energy. In determining Mr. Snell's qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in finance, accounting and management and in the energy industry.

PROPOSAL TWO—Ratification of the Appointment of
Independent Registered Public Accounting Firm

        The Audit Committee of the Board has appointed Ernst & Young LLP ("Ernst & Young") to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and requests ratification of this appointment by our stockholders. Ernst & Young has served as our independent registered public accounting firm since August 15, 2008. If the stockholders do not ratify the appointment of Ernst & Young, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2011 will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of Ernst & Young is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        The Board and the Audit Committee recommend a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

 Fees Paid to Principal Accountants

        The following table presents the aggregate fees billed for the indicated services performed by Ernst & Young for the 2009 and 2010 fiscal years.

	2009	2010
Audit fees(1)	$703,000	$664,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$703,000	$664,000

(1)
Audit fees include fees for the year-end audit and related quarterly reviews, issuance of comfort letters and consents.

Audit Committee Pre-Approval Policy

        The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in "Fees Paid to Principal Accountants" were approved by the Audit Committee pursuant to its pre-approval policies as in effect as of the relevant times.

Report of the Audit Committee

        Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, Ernst & Young, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

        In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2010, the Audit Committee has:

  •
  Reviewed and discussed the audited financial statements with management and Ernst & Young—the Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

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  Discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  •
  Received the written disclosures and the letter from Ernst & Young regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the independence of Ernst & Young with them; and

  •
  Reviewed and approved the services provided by Ernst & Young.

        Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board approved, that the company's audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (the "SEC") on February 22, 2011. The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for 2011. Stockholder ratification of this appointment is included as Proposal Two in these proxy materials.

AUDIT COMMITTEE:
J.C. "Mac" McFarland, Chairman Joel L. Reed Richard S. Walker

PROPOSAL THREE—Advisory Vote on the Compensation of the Company's Named Executive Officers

        We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act. This proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and will evaluate what, if any, actions are necessary to address those concerns.

        As described in "Executive Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to align pay with short- and long-term company performance, to put a substantial portion of compensation at risk, and to reward unique or exceptional contributions to overall sustainable value creation for stockholders. Because the Board believes that the compensation of our named executive officers as described in "Executive Compensation" appropriately addresses those objectives, it recommends that the stockholders approve the following advisory resolution:

  RESOLVED, that the stockholders approve the compensation of the company's named executive officers as disclosed in the "Executive Compensation" section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

        The Board recommends a vote FOR approval of the compensation of our named executive officers as disclosed in the "Executive Compensation" section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

 PROPOSAL FOUR—Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of the Company's Named Executive Officers

        In addition to the advisory vote on the compensation of our named executive officers as described above, we are asking our stockholders to vote as to the frequency of future advisory votes on the compensation of the named executive officers pursuant to the rules of the SEC and Section 14A of the Exchange Act. This proposal gives our stockholders the opportunity to express their views on whether such future advisory votes should occur every one, two or three years. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee will consider the opinions of our stockholders when determining the frequency of future advisory votes on the compensation of the named executive officers.

        The Board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time. Our executive compensation programs are designed to align executive pay with short- and long-term company performance, and a triennial vote will allow stockholders to better evaluate our executive compensation program in relation to those goals. Additionally, a triennial vote will provide us with time to respond to stockholder concerns and implement appropriate revisions. Therefore, the Board recommends that the stockholders approve the following advisory resolution:

  RESOLVED, that the stockholders desire that the company include an advisory vote on the compensation of the company's named executive officers pursuant to Section 14A of the Exchange Act on a triennial basis.

        The option that receives the highest number of votes cast by stockholders will pass. However, because this vote is only advisory, the Board may decide that it is in the best interests of our stockholders and the company to hold the advisory vote on the compensation of our named executive officers more or less frequently than the option that receives the highest number of votes cast by stockholders.

        The Board recommends that you vote to hold an advisory vote on executive compensation on a triennial basis.

 OTHER BUSINESS

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate.

STOCK OWNERSHIP OF CERTAIN PERSONS

        The following tables set forth information regarding the beneficial ownership of our common stock by certain holders of our common stock and by our executive officers and directors. Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days. Except as otherwise indicated, (i) the address of the persons listed below is c/o Venoco, Inc., 370 17th Street, Suite 3900, Denver, Colorado 80202-1370 and (ii) the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to the application of community property laws where applicable. The percentage of beneficial ownership for each table is based on 61,717,682 shares of common stock outstanding as of March 15, 2011.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth information regarding persons believed to be beneficial owners of more than five percent of our common stock as of March 15, 2011. All information is taken from or based upon filings made by such persons with the SEC or upon information provided by such persons to us.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Total Common Stock
Timothy and Bernadette Marquez(1)	31,005,873	50.2%
Gilder, Gagnon, Howe & Co. LLC(2)	4,158,792	6.7%

(1)
This disclosure is based on a Form 4 filed with the SEC on February 28, 2011 and other information provided by the shareholder. The number of shares shown is comprised of 28,311,192 shares of common stock held by the Marquez Trust, the trustees of which are Timothy Marquez and Bernadette Marquez, 1,624,186 shares of common stock held of record by the Marquez Foundation, a private charitable foundation of which Timothy Marquez and Bernadette Marquez are directors, and 1,070,495 shares owned directly by Mr. Marquez which are restricted shares subject to restrictions on vesting which have not been satisfied.

(2)
This disclosure is based on a Schedule 13G/A filed with the SEC on February 14, 2011. The address of this reporting person is 3 Columbus Circle, 26th Floor, New York, NY 10019. The shares reported include 3,426,025 shares held in customer accounts, 618,306 shares held in accounts owned by the partners of the reporting person and their families, and 114,461 shares held in the account of the profit-sharing plan of the reporting person. The reporting person, in its capacity as investment adviser, may be deemed to beneficially own the number of shares indicated.

 Stock Ownership of Management and Directors

        The following table sets forth information regarding beneficial ownership of our common stock by our executive officers and directors, other than Timothy Marquez, as of March 15, 2011. None of the shares, including shares beneficially owned by Mr. Marquez as indicated in the preceding table, have been pledged as security as of that date. Beneficial ownership representing less than one percent is denoted with an asterisk.

Name of Beneficial Owner	Number of Shares of Common Stock		Percent of Total Common Stock
Timothy A. Ficker	342,225	(1)	*
Terry L. Anderson	201,044	(2)	*
Edward J. O'Donnell	90,678	(3)	*
J.C. "Mac" McFarland	94,898	(4)	*
Joel L. Reed	104,751	(5)	*
Dr. M.W. Scoggins	88,251	(6)	*
Mark A. Snell	90,914	(7)	*
Richard S. Walker	90,751	(8)	*
Donna L. Lucas	42,751	(9)	*
All Directors and Executive Officers as a group (10 persons)	32,152,136	(10)	51.8%

(1)
Consists of 20,400 shares held free of restrictions, 218,325 shares of restricted stock subject to forfeiture and vesting restrictions, 3,500 shares held indirectly by Mr. Ficker's wife, and currently exercisable options to purchase 100,000 shares of common stock.

(2)
Consists of 123,544 shares of restricted stock subject to forfeiture and vesting restrictions, and currently exercisable options to purchase 77,500 shares of common stock.

(3)
Consists of 8,641 shares held free of restrictions, 77,037 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 5,000 shares of common stock.

(4)
Consists of 6,568 shares held free of restrictions, 43,330 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 45,000 shares of common stock.

(5)
Consists of 16,421 shares held free of restrictions, 43,330 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 45,000 shares of common stock.

(6)
Consists of 10,671 shares held free of restrictions, 41,580 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 36,000 shares of common stock.

(7)
Consists of 3,269 shares held free of restrictions, 42,645 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 45,000 shares of common stock.

(8)
Consists of 13,171 shares held free of restrictions, 41,580 shares of restricted stock subject to forfeiture and vesting restrictions and currently exercisable options to purchase 36,000 shares of common stock.

(9)
Consists of 2,921 shares held free of restrictions and 39,830 shares of restricted stock subject to forfeiture and vesting restrictions.

(10)
Total includes shares beneficially owned by Timothy Marquez as described in the preceding table.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2010.

CORPORATE GOVERNANCE

General

        Our business is managed under the direction of the Board. In connection with its oversight of our operations and governance, the Board has adopted, among other things, the following:

  •
  Corporate Governance Guidelines to implement certain policies regarding the governance of our company;

  •
  a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

  •
  Categorical Standards of Director Independence (the "Categorical Standards") to assist the Board in assessing directors' independence (see "—Director Independence and Categorical Standards");

  •
  Charters of the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee of the Board; and

  •
  a Board of Directors Communication Policy pursuant to which interested parties, including but not limited to stockholders, can communicate with the Board, Board committees and/or individual directors (see "—Board of Directors Communication Policy").

        Each of these documents can be viewed on our website at www.venocoinc.com under the heading "Investor Relations" and the subheading "Corporate Governance." We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held five meetings in 2010 and acted four times by written consent. No director, during his or her period of service in 2010, attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served. Directors are expected to attend the Annual Meeting. All directors attended the 2010 annual stockholders' meeting.

Board Committees

        The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

        The Audit Committee currently consists of Messrs. McFarland, Reed and Walker, with Mr. McFarland acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has determined that each member of the committee qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE and SEC rules and the Categorical Standards. See "Proposal One—Election of Directors—Board of Directors" for a summary of the business experience of each member of the committee. During 2010, the Audit Committee held six meetings and acted once by written consent.

        The Compensation Committee currently consists of Messrs. Snell, McFarland and Walker, with Mr. Snell acting as Chairman. The Compensation Committee's primary function is to discharge the Board's responsibilities relating to the compensation of our CEO and our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. See "Executive Compensation—Compensation Discussion and Analysis" for discussion of our processes and procedures for considering and determining executive and director compensation. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules and the Categorical Standards, (ii) a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and (iii) an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). During 2010, the Compensation Committee held four meetings and acted once by written consent.

        The Corporate Governance/Nominating Committee currently consists of Mr. Reed, Dr. Scoggins and Ms. Lucas, with Mr. Reed acting as Chairman. The Corporate Governance/Nominating Committee's primary functions are to (i) identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board, (ii) review, evaluate and recommend changes to our Corporate Governance Guidelines and (iii) monitor and oversee matters of corporate governance, including the evaluation of Board and management performance and the independence of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules and the Categorical Standards. During 2010, the Corporate Governance/Nominating Committee held four meetings.

        The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should contact us at Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

  •
  have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

  •
  be highly accomplished in his or her field;

  •
  have relevant expertise and experience;

  •
  be independent of any particular constituency and able to represent all of our stockholders; and

  •
  have sufficient time available to devote to the activities of the Board.

        The committee does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the board's functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

        We had no compensation committee interlocks with any entity in 2010.

Director Independence and Categorical Standards

        As discussed under "—Board Committees," the Board has determined that, other than Mr. Marquez, each member of the Board is independent under NYSE rules and the Categorical Standards. Pursuant to the Categorical Standards, a director may not be considered independent if he or she:

  •
  is an employee, or has an immediate family member who is an executive officer, of the company, until three years after the end of such employment relationship, provided that employment as an interim Chairman of the Board or interim executive officer shall not disqualify a director from being considered independent following service in either capacity;

  •
  has received, or has an immediate family member who has received, more than $100,000 in direct compensation from the company in any 12-month period within the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), provided that compensation received by a director for prior service as an interim Chairman of the Board or interim executive officer, and compensation received by an immediate family member for service as a non-executive employee of the company, need not be considered in determining independence under this test;

  •
  is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a current or former internal or external auditor of the company, until three years after the end of the affiliation or the employment or auditing relationship;

  •
  is employed, or has an immediate family member who is employed, as an executive officer of another company where any of the company's current executive officers serve on the other company's compensation committee, until three years after the end of such service or the employment relationship; or

  •
  is an employee, or an immediate family member is an executive officer, of a company that has made payments to, or has received payments from, the company for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of (i) $1 million or (ii) 2% of such other company's consolidated gross revenues.

Non-Management Sessions

        The Board schedules regular executive sessions involving exclusively non-management directors as required by NYSE rules. Mr. Reed, as our lead independent director, presides at all such executive sessions.

 Board of Directors Communications Policy

        In recognition of the importance of providing interested parties, including but not limited to holders of Venoco securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Board of Directors Communications Policy, a copy of which is available on our website. Pursuant to the policy, interested parties may direct correspondence to the Board or to any individual director by e-mail to shareholders@venocoinc.com or by mail to the following address: Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Venoco securities held by the person submitting the communication, if any, and/or the nature of the person's other interest in Venoco, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person's mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

        We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

        Any proposal that a stockholder wishes to include in proxy materials for our 2012 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received no later than December 29, 2011 and must be submitted in compliance with the rule. Proposals should be directed to Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2012 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.5 of our bylaws, and must be received at our principal executive offices no earlier than February 8, 2012 and no later than March 10, 2012, in each case assuming that the 2012 annual meeting is held on the anniversary of the Annual Meeting and that the date of the 2012 meeting is announced at least 100 days in advance. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.5 of our bylaws.

        Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 13, 2012 that is intended to be presented at the 2012 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

        Mr. Marquez currently serves as our CEO and chairman. Each of our other directors is an independent director under the rules of the NYSE and the Categorical Standards. Mr. Marquez is a co-founder of the company, has served as CEO for a majority of the company's existence and owns a majority of our stock. Accordingly, the Board believes that he is uniquely qualified to be the person who generally sets the agenda for, and leads discussions of, strategic issues for the company. Mr. Reed serves as our lead independent director. His duties in that role include presiding at executive sessions of the independent directors, reviewing agendas for board meetings, reviewing with the CEO his annual goals and objectives, and consulting with the Board regarding its evaluation of the performance of the CEO. The Board believes that Mr. Reed's strong leadership as lead independent director, together with its supermajority of independent directors and other aspects of its governance, provides appropriate independent oversight to Board decisions.

        The Board oversees the risks involved in the company's operations as part of its overall oversight function, integrating risk management into the company's overall compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. At the direction of the Audit Committee, in 2010 we formed an Enterprise Risk Management Committee composed of members of senior management to identify, assess and develop strategies for managing the company's risks. The committee reports its activities to the Audit Committee and CEO quarterly. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        The Compensation Committee believes that:

  •
  Executive interests should be aligned with stockholder interests;

  •
  Executive compensation should be structured to provide appropriate incentives and reasonable rewards for the contributions made and performance achieved; and

  •
  A competitive compensation package must be provided to attract, motivate and retain experienced and talented executives.

        Our executive compensation program is designed to align pay with short- and long-term company performance. The intent of the program is to put a substantial portion of compensation at risk and tied to performance, and to reward unique or exceptional contributions to overall sustainable value creation for stockholders. The Compensation Committee's intent is to maintain an executive compensation program that:

  •
  Encourages growth in our oil and gas reserves and cash flow, balance sheet discipline, cost containment and achievement of production targets;

  •
  Aligns executive and stockholder interests through substantial ongoing equity ownership positions for executives;

  •
  Attracts, motivates and retains superior executive talent over the long-term; and

  •
  Provides compensation opportunities for high-performing executives.

        The components of our executive compensation are presented below and discussed in more detail later in this report:

  •
  a base salary that is between the 50th and 75th percentile of base salary offered by other oil and natural gas exploration and production enterprises similar to our company, the actual positioning of which is determined by individual performance, experience and personal competencies, and with the 75th percentile reserved for only exceptional performers;

  •
  annual cash incentive compensation generally targeted at the 50th percentile for achieving expected performance levels; and

  •
  long-term incentive compensation generally targeted at the 50th percentile, with upside approaching the 75th percentile (to reward achievement of company objectives, individual responsibility and productivity, and high quality work).

        While the Compensation Committee believes the total compensation of our executive officers should be targeted between the 50th and 75th percentile of the comparative industry peer group, it does not mechanically apply the above compensation components. Rather, careful consideration is given to the appropriate percentage mix of such components so that each of our executive officers is individually and appropriately incentivized. In addition, the Compensation Committee approves case-specific compensation plans to accommodate individual circumstances or non-recurring situations, as appropriate. The competitive market is determined by reference to the compensation practices of an industry peer group as set forth below.

Industry Peer Group

        The companies selected by the Compensation Committee for the peer group represent independent exploration and production companies that focus on the acquisition, exploration, exploitation and development of oil and natural gas properties. The composition of our peer group is reviewed annually by the Compensation Committee to ensure the companies continue to remain relevant for comparative purposes. Effective January 1, 2010, we made certain adjustments to our peer group by removing companies that no longer share similar characteristics with respect to size, areas of operation and strategy, and we added companies that we believe are more closely aligned with the above characteristics. Our peer group for 2010 and 2011 is as follows:

• Berry Petroleum Company	• Denbury Resources Inc.
• Breitburn Energy Partners LP	• Plains Exploration & Production Company
• Cimarex Energy Co.	• Rosetta Resources
• Clayton Williams Energy	• SM Energy
• Comstock Resources, Inc.	• Stone Energy Corporation
• Continental Resources Inc.	• Swift Energy Company
• Crimson Exploration Inc.	• Whiting Petroleum Corporation
• Linn Energy, LLC

        We also consider competitive market practices from sources such as Equilar Insight Salary Surveys and HR Roundtable Organizations, which present synthesized, general data from a broad cross-section of companies in various industries.

Setting Compensation

        Management provides the Compensation Committee with summary compensation information to assist it in understanding the totality of our executive compensation and benefit programs. This information shows the total dollar value of an executive officer's accumulated compensation and benefits including holdings of our common stock and accumulated unrealized gains under prior equity-based compensation awards. These summaries provide the Compensation Committee with important information useful in analyzing and understanding the design, operation and effectiveness of our executive compensation programs.

        The Compensation Committee approves the final determination of compensation for Mr. Marquez, our CEO and Chairman, and the principal holder of our common stock, as well as the compensation of our other executive officers. In making its determinations with respect to compensation of our CEO and other executive officers, the Compensation Committee reviews the summary compensation information for each executive officer and considers the executive officer's base salary, potential payments under selected performance scenarios and termination of employment and change-in-control scenarios, as well as accumulated equity in our company, all in light of peer group practices. The purpose of this process is to analyze the total amount of actual and projected compensation of our executive officers and to determine whether any one component of compensation should be changed. The Compensation Committee then considers whether the actual and projected compensation is aligned with its compensation philosophy and competitive market practices. Our CEO also provides the Compensation Committee with recommendations regarding the compensation levels for the other executive officers based on a review of our peer group companies and the individual performance of each executive.

        According to its charter, the Compensation Committee may, subject to limits imposed by applicable law and NYSE rules, delegate some or all of its authority to a subcommittee consisting of one or more of its members.

        The Compensation Committee has determined that the compensation of our executive officers, both the total and its components, is generally consistent with the Compensation Committee's expectations, philosophy and current market practices.

Elements of Compensation

        There are three primary components of our executive compensation program: (1) base salary; (2) annual cash bonuses; and (3) long-term incentive equity awards. Perquisites are a minor element of our executive compensation program. Each element is described below.

        Base Salary.    The Compensation Committee believes that base salary is a critical element of executive compensation for attracting and retaining outstanding employees at all levels. The base salaries of our executive officers are reviewed by the Compensation Committee on an annual basis and adjusted from time to time to realign salaries with market levels, after taking into account individual responsibilities, performance and experience. Base salary is targeted for all executive officers between the 50th and 75th percentile of base salary offered by companies in our peer group, with the 75th percentile reserved for exceptional performers. Individual salaries take into account the individual's performance, experience and personal competencies. Base salaries were not increased for our named executive officers from 2009 to 2010, but were increased by an average of 12% from 2010 to 2011.

Name	2009 Base Salary	2010 Base Salary	2011 Base Salary
Timothy M. Marquez	$670,000	$670,000	$745,000
Timothy A. Ficker	$365,000	$365,000	$405,000
Terry L. Anderson	$285,000	$285,000	$320,000
Edward J. O'Donnell	$275,000	$275,000	$320,000
William S. Schneider	$357,500	$357,500	$—

        Based upon review of base salaries for comparable positions by peer group companies, in 2010 the committee determined that salary increases were not warranted. Increases in 2011 reflect the Compensation Committee's review of updated salary levels of comparable positions in our peer group companies. The Compensation Committee views 2010 and 2011 salary levels as consistent with its compensation philosophy. The Committee took no additional action to revise base salaries during 2010.

        Annual Cash Bonuses.    The Compensation Committee may award or recommend cash bonuses to our executive officers pursuant to our 2007 Senior Executive Bonus Plan (the "Senior Executive Bonus Plan"). Under the Senior Executive Bonus Plan, the Compensation Committee sets a target award and the related performance criteria, which may be expressed as a percentage of an executive officer's base salary. The Senior Executive Bonus Plan allows the Compensation Committee to eliminate or reduce the actual award payable to any participant that would be otherwise payable under the plan, based on the individual performance of the participant. In addition, the Compensation Committee may award or recommend discretionary annual bonuses to our executive officers for outstanding performance, which are awarded outside the Senior Executive Bonus Plan. The Senior Executive Bonus Plan is a performance-based plan designed to be compliant with the requirements of Section 162(m) of the Code to ensure the deductibility of bonuses paid within specified maximum dollar amounts.

        The Senior Executive Bonus Plan provides that if we are required to restate our financial results due to material noncompliance with financial reporting requirements under applicable securities laws, the Compensation Committee has the discretion to recover incentive compensation from any participants who benefitted from prior actions or decisions that necessitated such financial restatements.

        The bonus opportunity under the Senior Executive Bonus Plan is stated as a percentage of base salary and is set using the Compensation Committee's philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. During 2010, the bonus opportunity at a 100% of target level payout for our named executive officers was as follows:

Name	Percentage of Salary	Total
Timothy M. Marquez	140%	$938,000
Timothy A. Ficker	50%	$182,500
Terry L. Anderson	50%	$142,500
Edward J. O'Donnell	70%	$192,500

        Under the Senior Executive Bonus Plan, five performance criteria were selected for 2010, each comprising 20% of the target bonus: (i) average daily net production, (ii) reserve replacement, (iii) finding and development costs, (iv) the ratio of debt to Adjusted EBITDA and (v) lease operating expenses plus general and administrative expenses. For each of the five metrics, the bonus payout targets for 2010 were adjusted for the sales our Texas assets in the second quarter of 2010 and Cat Canyon field in December and can be summarized as follows:

	Minimum Bonus Level Performance	Target Performance	Maximum Bonus Level Performance
Average Daily Net Production (BOE/d)	17,586	18,500	19,414
Reserve Replacement (% increase)	5%	15%	25%
Finding and Development Costs, per BOE	$30.00	$21.00	$12.00
Debt to Adjusted EBITDA(1)	4.0	3.2	2.4
Lease Operating Expenses plus G&A Expenses, per BOE	$21.00	$19.00	$17.00

(1)
We define Adjusted EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) unrealized gains and losses on derivative instruments, (vii) non-cash expenses relating to the amortization of derivative premiums, (viii) non-cash expenses relating to share-based payments, (ix) realized interest rate derivative gains/losses, (x) accretion of asset retirement obligations and (xi) certain one-time G&A expenses.

        Under the Senior Executive Bonus Plan, actual results for the year are compared to each of the five individual performance criteria in order to determine payout multiples, which can range from 0 to 2. The payout multiples determined for each performance criteria are multiplied by 20% to reflect the weighting assigned to each of the 5 criteria. The weighted multiples are aggregated to determine the appropriate payout percentage achieved for the year. Based on the Company's performance relative to the 2010 performance criteria, the Compensation Committee determined the appropriate payout multiples and payout percentages to be as follows:

Performance Criteria	Payout Multiple Achieved	Payout Percentage Achieved
Average Daily Net Production	0.13	3%
Reserve Replacement	—	—
Finding and Development Costs	—	—
Debt to Adjusted EBITDA	1.28	26
Lease Operating Expenses plus G&A Expenses	1.78	36

Total		65%

        Actual 2010 awards paid under the Senior Executive Bonus Plan were as follows:

	2010 Awards under the Senior Executive Bonus Plan
Name	Target Award (% of Base Salary)	Maximum Adjusted Target Award (% of Base Salary)	Actual Award (% of Base Salary)	Actual Award($)
Timothy M. Marquez	140%	280%	91%	$609,700
Timothy A. Ficker	50%	100%	33%	$118,625
Terry L. Anderson	50%	100%	33%	$92,625
Edward J. O'Donnell	70%	140%	46%	$125,125

        For 2011, the Compensation Committee maintained the same performance criteria as identified for 2010 under the Senior Executive Bonus Plan. The performance level for each metric has been adjusted to reflect 2011 expectations.

        Equity Compensation.    We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. We currently sponsor the 2000 Stock Incentive Plan (the "2000 Stock Plan") and the Amended and Restated 2005 Stock Incentive Plan (the "2005 Stock Plan"). Only non-qualified stock options have been granted under the 2000 Stock Plan. Possible awards under the 2005 Stock Plan include incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights.

        We currently make equity awards in the form of restricted stock with market-based vesting for executive officers. We believe restricted stock is a fair form of equity compensation because it aligns the recipient's interests with those of our stockholders and is less dilutive to our stockholders than stock options. All of our awards of restricted stock to executive officers in 2010 were made under our 2007 Long-Term Incentive Plan (the "LTIP") as discussed below.

        In March 2007, the Compensation Committee adopted the LTIP pursuant to the 2005 Stock Plan to encourage our executive officers to focus on our long-term performance relative to the performance of our peer group, and to provide an opportunity for our executive officers and certain designated key employees to increase their stake in our company through grants of common stock. Performance for each grant cycle under the LTIP is measured against our peer group of companies, with vesting of awards ranging from zero to 100% of the target number of shares allocated to each executive officer, depending upon our performance. Awards vest at the target level if our total stockholder return, including reinvestment of dividends, is at least at the 75th percentile of our peer group. In addition, annualized total stockholder return must be at least at the 50th percentile of our peer group to generate a threshold vesting of 50% of the target number of allocated shares. Twenty-five percent of the shares are first eligible for vesting each calendar year, beginning with the first year. Any shares not vested for a calendar year will be rolled forward and will be eligible for vesting in the following year. Any shares not vested as of the end of the four year period are forfeited. A summary of the vesting schedule for the grants made in 2010 is as follows:

Venoco Return Relative to Peer Group	Vesting Amount
Equal to or greater than 75th percentile	100% of available shares in tranche
Equal to or greater than 50th percentile but less than 75th percentile	50% of available shares in tranche, plus 4% of the remaining available shares in tranche for every percentile our total stockholder return is above the 50th percentile relative to the peer group
Less than 50th percentile	No vesting

        If an executive officer's employment terminates during a measurement period, the unvested portion of his award is generally forfeited, except as otherwise provided in his employment agreement or the relevant award agreement. The Compensation Committee may amend, suspend or terminate the LTIP at any time without stockholder approval.

        We made grants under the LTIP to our named executive officers in 2010 and 2011 as follows (# of shares):

Name	2010	2011
Timothy M. Marquez	527,879	262,448
Timothy A. Ficker	95,325	49,028
Terry L. Anderson	64,492	33,169
Edward J. O'Donnell	38,889	23,478
William S. Schneider	—	—

        Restricted stock grants made in 2010 were based on broad based survey information which was evaluated against our peer group practices with respect to similar awards, after giving consideration to the number of equity awards already granted to each of our executives. The number of shares of restricted stock awarded to executives is determined based on the average price of our common stock calculated for the calendar year prior to the year in which the shares are granted. Because our stock price has experienced a relatively high level of volatility in recent years, the number of shares granted has varied from year to year. The number of restricted shares granted in 2011, which related to performance in 2010, was determined in reference to our average stock price during 2010 of $15.93. The number of restricted shares granted in 2010 was determined in reference to our average stock price in 2009 of $7.92 and the number of restricted shares granted in 2009 was determined in reference to our average stock price in 2008 of $13.44.

        The Compensation Committee determined that the company's total shareholder return in 2010 as defined in the LTIP was 41%, placing it below the minimum threshold for vesting of any of the available grants. As a result, all unvested shares issued in 2007 were forfeited as 2010 was the fourth year and final year for vesting to occur (Mr. Marquez forfeited 51,470 shares and Mr. O'Donnell forfeited 1,750 shares).

        In February 2011, the Compensation Committee noted that, unlike our LTIP, several companies within our peer group have long term incentive arrangements which are not based entirely on market performance. The Compensation Committee also noted that although our stock price had increased 41% in 2010 and our performance significantly exceeded that of the S&P Oil & Gas Exploration &

Production Select Industry Index, certain awards granted in 2007 were forfeited under the LTIP market-based criteria in place for those grants. Accordingly, the Compensation Committee determined that, with respect to all grants issued beginning in 2011, if our total shareholder return for a particular year is not at or above the 50th percentile of our peer group, but exceeds the total shareholder return of the S&P Oil & Gas Exploration & Production Select Industry Index for that same year, then 75% of the shares eligible to vest for that year will vest. Also, an additional three year period within which unvested shares (or a portion thereof) may vest was added to the grant cycle. The Compensation Committee concluded that the revised structure is consistent with our philosophy of compensating executives at the 75th percentile for superior performance.

Perquisites and Other Compensation

        We have provided, and intend to continue to maintain, relatively modest executive benefits and perquisites for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to our executive officers' benefits and perquisites if it deems such action advisable.

Equity Ownership Guidelines

        Consistent with our compensation philosophy, the Board adopted equity ownership guidelines in November 2007 to further align the interests of our executive officers with those of our stockholders. Under these guidelines, certain officers are expected to hold a minimum equity interest with a fair market value equal to a multiple of the officer's base salary, the amount of which increases based on the officer's responsibilities and title within our company. The guidelines applicable to our executive officers are as follows:

Title of Executive Officer	Minimum Level of Ownership
Chief Executive Officer	5x base salary
Chief Financial Officer	2x base salary
General Counsel	2x base salary
Vice Presidents	1x base salary

        Officers subject to the guidelines are expected to attain the minimum levels of ownership within five years of the date they became an executive officer and to acquire at least 20% each year towards those minimum levels. For purposes of these guidelines, equity interests include common stock, restricted shares subject to vesting requirements and vested stock options to the extent such options are "in the money". Until the minimum cumulative ownership levels are attained, officers are expected to retain 50% of their net shares obtained through option exercises or grants. We do not permit executive officers to enter into hedging transactions with respect to our securities.

Tax and Accounting Implications

        Deductibility of Executive Compensation.    As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1.0 million that is paid to certain individuals unless certain requirements are satisfied. The Compensation Committee believes that compensation paid under the company's management incentive plans is generally deductible for federal income tax purposes.

        Accounting for Stock-Based Compensation.    We account for stock-based payments in accordance with the requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.

Employment and Other Agreements

        We have employment agreements with each of our executive officers pursuant to which an executive officer will receive benefits if his employment is terminated (other than for misconduct) by our company, by the executive officer's death or disability or in certain circumstances following a change in control. These arrangements reinforce and encourage our executive officers' continued attention and dedication to their duties without the distraction arising from the possibility of a change in control of our company and are intended to facilitate a smooth transition in the event of a change in control of our company. In addition, these arrangements provide our executive officers with severance to help ease their financial transition from our company. The details and amount of these benefits are described in "—Executive Officer Compensation in 2010—Potential Payments Upon Termination or Change in Control/Golden Parachute Compensation."

Risk Considerations

        The Compensation Committee and management have reviewed our compensation policies and practices and believe they encourage prudent business decisions and do not create or encourage excessive risks or risk taking that is reasonably likely to result in a material adverse impact on the company.

Compensation Committee Report

        We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the company, and, based on such review and discussion, have recommended to the Board inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, the company's Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee:
Mark A. Snell, Chairman J.C. "Mac" McFarland Richard S. Walker

Executive Officer Compensation in 2010

Summary Compensation Table

        The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and our two other executive officers other than the principal executive officer and principal financial officer who were serving as executive officers as of December 31, 2010 (the "named executive officers"). The table also includes information for William Schneider, our former President, because he was an executive officer for part of 2010.

			Bonus
Name and Principal Position	Year	Salary ($)	Discretionary Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(6)	Total ($)
Timothy M. Marquez	2010	$670,000	—	$609,700	$5,569,123	$28,117	$6,876,940
CEO	2009	$670,000	$88,172	$1,566,460	$688,767	$27,434	$3,040,833
	2008	$575,000	—	$869,400	$1,665,425	$26,158	$3,135,983
Timothy A. Ficker	2010	$365,000	—	$118,625	$1,005,679	$44,438	$1,533,742
CFO	2009	$365,000	$43,033	$274,298	$199,123	$40,811	$922,265
	2008	$265,000	—	$128,790	$278,815	$38,776	$711,381
Terry L. Anderson	2010	$285,000	—	$92,625	$680,391	$31,048	$1,089,064
General Counsel and	2009	$285,000	$12,055	$214,178	$89,038	$60,854	$661,125
Secretary	2008	$252,802	—	$122,862	—	$30,168	$405,832
Edward J. O'Donnell	2010	$275,000	—	$125,125	$410,279	$57,865	$868,269
Senior Vice President(4)
William S. Schneider	2010	$223,438	—	—	—	$49,908	$273,346
former President(5)	2009	$357,500	—	$333,783	—	$40,867	$732,150
	2008	$325,000	—	$228,150	—	$35,230	$588,380

(1)
Amounts shown represent annual incentive bonus awards under the Senior Executive Bonus Plan, which are discussed in "Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonuses." Amounts for 2010 reflect cash compensation earned in 2010 but not paid until 2011 upon release of our 2010 audited financial statements.

(2)
Amounts shown do not reflect compensation actually received by our executive officers or the actual value that may be recognized by the executive officers with respect to these awards in the future. Instead, the amounts shown are the grant date fair values determined in accordance with FASB ASC Topic 718 for stock-based awards granted pursuant to the 2005 Stock Plan. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011.

(3)
The number of restricted shares granted in 2010, which related to performance in 2009, was determined in reference to our average stock price during 2010 of $7.92. The number of restricted shares granted in 2009 was determined in reference to our average stock price in 2008 of $13.44 and the number of restricted shares granted in 2008 was determined in reference to our average stock price in 2007 of $17.89. The amounts presented above are based on the grant date fair value, which was $10.55 for restricted shares granted in 2010, $2.58 for restricted shares granted in 2009 and $10.42 for restricted shares granted in 2008.

(4)
Mr. O'Donnell became a named executive officer in 2010, therefore his compensation for years prior to 2010 is not presented in this table.

(5)
Mr. Schneider's employment with our company ended on August 13, 2010. His 2010 annual base salary of $357,500 is prorated for purposes of this table.

(6)
The amounts for 2010 entitled "All Other Compensation" are detailed in the following table:

Name	Qualified Retirement Plan Employer Match ($)	Premium Towards Health Insurance Plans ($)	Premium Towards Life Insurance Plans ($)	Secured Parking Premiums ($)	Health Club Dues ($)	Other ($)(a)
Timothy M. Marquez	—	$20,482	$749	$3,120	$3,466	$300	(b)
Timothy A. Ficker	$14,375	$20,482	$749	$3,120	$2,337	$3,375
Terry L. Anderson	$14,375	$15,568	$730	—	—	$375
Edward J. O'Donnell	$12,732	$16,939	$719	—	—	$27,475	(c)
William S. Schneider	$14,375	$13,486	$490	$2,080	$1,602	$17,875	(d)

(a)
When reviewing the amounts to be paid to the Company's named executive officers under our 2007 Senior Executive Bonus Plan, the Compensation Committee determined it would be appropriate to round such awards to certain thresholds. The amounts necessary to reach those thresholds were $300 for Mr. Marquez, $3,375 for Mr. Ficker, $375 for Mr. Anderson and $2,875 for Mr. O'Donnell.

(b)
In addition, we currently provide office space we are not using in our Denver, Colorado office to Mr. Marquez's wife and four other persons. Mrs. Marquez, on a volunteer basis, assists with the coordination of our charitable giving programs. Other activities conducted by those persons in that office space include performing services for other charitable institutions and conducting personal business for Mr. and Mrs. Marquez. Because such office space would otherwise be vacant, we believe that the aggregate incremental cost to our company is de minimis.

(c)
Mr. O'Donnell received a housing allowance of $24,600 in 2010.

(d)
Mr. Schneider received a tenure bonus of $17,875 on the fifth anniversary of his employment with our company.

Grants of Plan-Based Awards

        The following table summarizes grants of plan-based awards under the Senior Executive Bonus Plan and the 2005 Stock Plan to our named executive officers during 2010 and possible future payouts pursuant to those awards.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy M. Marquez	2/25/2010	—	$938,000	$1,876,000	263,940	—	527,879	$5,569,123
Timothy A. Ficker	2/25/2010	—	$182,500	$365,000	47,663	—	95,325	$1,005,679
Terry L. Anderson	2/25/2010	—	$142,500	$285,000	32,246	—	64,492	$680,391
Edward J. O'Donnell	2/25/2010	—	$192,500	$385,000	19,445	—	38,889	$410,279
William S. Schneider		—	$232,375	$464,750	—	—	—	—

(1)
Non-equity incentive awards consist of annual bonuses payable under the Senior Executive Bonus Plan. Amounts reported in the table represent estimates at the beginning of 2010 expected to be paid under performance guidelines established by the Compensation Committee. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonuses."

(2)
Equity incentive plan awards consist of restricted stock subject to vesting and forfeiture requirements described in "—Compensation Discussion and Analysis—Elements of Compensation—Equity Compensation." The amounts shown in the "Threshold" column reflect the assumption that 50% of the shares will vest, which represents the minimum amount of shares payable if any vesting under the LTIP occurs. These shares of restricted stock were granted under the 2005 Stock Plan. These shares of restricted stock only vest if certain market-based criteria are satisfied over the four year grant cycle as described in "Compensation Discussion and Analysis—Elements of Compensation—Equity Compensation."

Outstanding Equity Awards

        The following table summarizes the holdings of stock options and restricted shares by our named executive officers as of December 31, 2010. Each equity grant is shown separately for each named executive officer. All stock options shown vest over a four year period, with 20% vesting on the grant date and 20% vesting on each subsequent anniversary of the grant date. All restricted shares vest only if, and to the extent, certain market-based criteria are satisfied over the four year grant cycle as described in "—Compensation Discussion and Analysis—Elements of Compensation—Equity Compensation," except for the grant of 30,000 shares to Mr. Ficker which will vest in full on March 5, 2013 contingent on Mr. Ficker's continued employment through that date. Vesting of equity awards may be accelerated in some circumstances.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(#)(1)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested($)(2)
Timothy M. Marquez	—	—		—	—	527,879	(4)	$9,739,368
	—	—		—	—	200,223	(5)	$3,694,114
	—	—		—	—	79,945	(6)	$1,474,985
	—	—		—	—	51,470	(7)	$949,622
Timothy A. Ficker	—	—		—	—	95,325	(8)	$1,758,746
	—	—		—	—	30,588	(9)	$564,349
	—	—		—	—	30,000	(10)	$553,500
	80,000	20,000	(3)	$14.97	3/18/2017	13,384	(11)	$246,935
Terry L. Anderson	—	—		—	—	64,492	(12)	$1,189,877
	77,500	—		$6.00	3/1/2015	25,883	(13)	$477,541
Edward J. O'Donnell	—	—		—	—	38,889	(14)	$717,502
	—	—		—	—	9,922	(15)	$183,061
	—	—		—	—	4,748	(16)	$87,601
	5,000	—		$10.67	3/25/2015	1,750	(17)	$32,288
William S. Schneider	3,801	—		$7.33	8/13/2012	—		—
	90,763	—		$8.67	8/13/2012	—		—

(1)
The minimum Total Shareholder Return ("TSR") for the measurement period from January 1, 2010 through December 31, 2010 was not met; therefore, none of the shares eligible to vest in February 2011 based on the 2010 measurement period vested. Because 2010 was the fourth and final vesting period, unvested shares from grants issued in 2007 were forfeited. Unvested shares from grants issued subsequent to 2007 are rolled forward and are eligible for vesting in the following year.

(2)
The amount shown reflects a closing price for the last trading day of 2010 of $18.45 per share and an assumption that 100% of the shares will vest.

(3)
These options became exercisable on March 19, 2011.

(4)
Mr. Marquez may vest in up to 263,939 shares in 2012 and 131,970 shares in each of 2013 and 2014 if the TSR criteria are met.

(5)
Mr. Marquez may vest in up to 133,482 shares in 2012 and 66,741 shares in 2013 if the TSR criteria are met.

(6)
Mr. Marquez may vest in up to 79,946 shares in 2012 if the TSR criteria are met.

(7)
As discussed in note 1, 51,470 shares were forfeited as the minimum TSR criterion was not met for the 2010 measurement period.

(8)
Mr. Ficker may vest in up to 47,663 shares in 2012 and 23,831 shares in each of 2013 and 2014 if the TSR criteria are met.

(9)
Mr. Ficker may vest in up to 20,392 shares in 2012 and 10,196 shares in 2013 if the TSR criteria are met.

(10)
Mr. Ficker may vest in 30,000 shares on March 5, 2013, contingent on his continued employment through that date. The vesting of this grant is time-based and is not subject to market-based criteria.

(11)
Mr. Ficker may vest in up to 13,384 shares in 2012 if the TSR criteria are met.

(12)
Mr. Anderson may vest in up to 32,246 shares in 2012 and 16,123 shares in each of 2013 and 2014 if the TSR criteria are met.

(13)
Mr. Anderson may vest in up to 17,255 shares in 2012 and 8,628 shares in 2013 if the TSR criteria are met.

(14)
Mr. O'Donnell may vest in up to 19,445 shares in 2012 and 9,722 shares in each of 2013 and 2014 if the TSR criteria are met.

(15)
Mr. O'Donnell may vest in up to 6,615 shares in 2012 and 3,307 shares in 2013 if the TSR criteria are met.

(16)
Mr. O'Donnell may vest in up to 4,748 shares in 2012 if the TSR criteria are met.

(17)
As discussed in note 1, 1,750 shares were forfeited as the minimum TSR criterion was not met for the 2010 measurement period.

Option Exercises and Stock Vested

        The following table summarizes option exercises for our named executive officers in 2010. The amount shown in the "Value Realized on Exercise of Option" column reflects the difference between the exercise price and the market value of the shares on the date of exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise of Option (#)	Value Realized on Exercise of Option ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy M. Marquez	—	—	301,099	$3,887,188
Timothy A. Ficker	—	—	23,580	$304,418
Terry L. Anderson	155,000	$1,431,274	8,628	$111,387
Edward J. O'Donnell	40,000	$313,300	13,306	$171,780
William S. Schneider	1,351,040	$16,599,530	—	—

Pension Benefits

        We do not have any tax-qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our executive officers in connection with their retirement.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

        We do not have any non-qualified defined contribution plan or other deferred compensation plans that provide for payments or other benefits to our executive officers.

Potential Payments Upon Termination or Change in Control/Golden Parachute Compensation

        The table below reflects estimated amounts of compensation payable by us to each of our named executive officers upon their termination of employment with us. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to our executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer's termination.

        Regardless of the manner in which an executive officer terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  non-equity incentive compensation earned during the fiscal year, to the extent vested;

  •
  equity awarded pursuant to the 2000 and 2005 Stock Plans, to the extent vested (if an executive officer is terminated for misconduct, options, whether vested or unvested, are generally cancelled at the date of termination);

  •
  amounts contributed and vested under our qualified retirement plan; and

  •
  unused vacation pay.

        If we terminate an executive officer's employment for a reason other than change in control, death, disability or such executive officer's misconduct, then we will pay him a lump sum in cash equal to two times the sum of (i) his base compensation and (ii) an amount equal to the greater of a specified dollar amount or the highest incentive award paid or payable during the three years preceding his termination of employment. Generally, in these circumstances, unvested restricted stock granted in 2009 and prior becomes vested, whereas unvested restricted stock granted in 2010 and forward does not vest in such circumstances.

        However, if we terminate an executive officer's employment for a reason relating to a change in control of our company, his death or disability, or if he terminates employment for good reason in conjunction with a change in control, then such executive officer will receive:

  •
  a cash lump-sum payment equal to three times the sum of:

  •
  the executive officer's base salary;

  •
  an amount equal to the highest incentive award paid or payable to the executive officer under our incentive compensation plans during the current year and the three years prior to termination; and

  •
  an amount equal to the maximum contribution allowed under our qualified retirement plan.

  •
  life, disability, accident and group health insurance benefits for the 36-month period following the executive officer's termination, except that such premiums charged to the executive officer cannot exceed the premiums he paid while an active employee of our company, and if any benefit is taxable to him, we will make him whole on a net after-tax basis; and

  •
  the opportunity to cancel all of his outstanding stock-based awards then held by him for a lump sum in cash equal to the sum of the value of all such awards, calculated as though all required goals had been achieved.

        A "change in control" of the company is generally deemed to occur under the employment agreements if (i) any person or group other than Timothy Marquez (or a member of his family) becomes a beneficial owner of more than 50% of our voting stock, (ii) our stockholders approve a plan to liquidate us or to sell all or substantially all of our assets or (iii) Mr. Marquez (together with members of his family) is no longer the largest beneficial owner of our voting securities and is no longer our CEO or Chairman.

        As noted above, Mr. Schneider's employment with our company ended on August 13, 2010. No amounts are reflected for Mr. Schneider in the table because no severance or similar payments have been made to him to date.

Name	Event	Cash Severance Payment ($)	Cashout of Stock-Based Awards/Accelerated Vesting ($)(1)		Continuation of Medical/Welfare Benefits (present value) ($)	Total ($)
Timothy M. Marquez	Voluntary Termination and Termination For Misconduct:	—	—		—	—
	Involuntary Termination Not For Misconduct:	$4,649,264	$6,118,721		—	$10,767,985
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$7,023,396	$15,858,089		$65,296	$22,946,781
Timothy A. Ficker	Voluntary Termination and Termination For Misconduct:	—	—		—	—
	Involuntary Termination Not For Misconduct:	$1,364,662	$811,283		—	$2,175,945
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$2,096,493	$3,193,130	(3)	$65,296	$5,354,919
Terry L. Anderson	Voluntary Termination and Termination For Misconduct:	—	—		—	—
	Involuntary Termination Not For Misconduct:	$1,022,466	$477,541		—	$1,500,007
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$1,583,199	$1,667,419		$50,140	$3,300,758
Edward J. O'Donnell	Voluntary Termination and Termination For Misconduct:	—	—		—	—
	Involuntary Termination Not For Misconduct:	$956,560	$302,949		—	$1,259,509
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$1,484,340	$1,020,451		$65,296	$2,570,087

(1)
Under the applicable employment agreements with our executive officers, each has a right in certain instances relating to termination of employment to require us to cancel all his outstanding stock based awards in exchange for a lump sum amount of cash equal to the "spread" inherent in each option and the fair market value of each stock grant, calculated as though all required goals had been achieved. The amounts shown also reflect where applicable the assumed value of restricted stock vested following an involuntary termination not for misconduct. The market value of stock awards is based on the closing price for the last trading day of 2010 of $18.45 per share of the award. All of Mr. Anderson's and Mr. O'Donnell's options are fully vested at December 31, 2010, and therefore the events of termination as described above would not provide any additional benefit that they do not already possess. As such, the value of these options is not presented in the table above.

(2)
The employment agreements do not specify a particular period in which a termination, or resignation for good reason, must occur following a change in control for the amounts shown to be payable, but we believe that such termination or resignation would have to occur within a reasonable time following the change in control. A termination or resignation in the six month period preceding a change in control event can also result in the amounts shown becoming payable in certain circumstances.

(3)
Mr. Ficker was granted 30,000 shares of restricted stock which vest on March 5, 2013, contingent on his continued employment through that date. The shares vest upon a change in control, regardless of whether Mr. Ficker's employment is terminated in conjunction with the change in control, however, these shares do not vest upon termination for reasons other than change in control, death or disability.

Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Cash payments to our directors for service during 2010 and 2011 are summarized in the following table.

	2010	2011
Annual Retainer	$40,000	$45,000
Board Meeting Fees	$2,000	$2,000
Committee Meeting Fees	$1,000	$1,500
Lead Director	$5,000	$10,000
Audit Committee Chair	$15,000	$15,000
Audit Committee Members	$5,000	$5,000
Compensation Committee Chair	$10,000	$12,000
Compensation Committee Members	$2,500	$2,500
Corporate Governance/Nominating Committee Chair	$8,500	$8,500
Corporate Governance/Nominating Committee Members	$2,500	$2,500

        In some circumstances committee members may be compensated for time directly spent on committee matters other than attendance at meetings, in amounts not to exceed $3,000 per quarter. Directors who are our employees receive no compensation for their services as director.

        In February 2010, we granted 20,752 shares of restricted stock to each of our non-employee directors. In February 2011, we granted 10,317 shares of restricted stock to each of our non-employee directors. The shares of restricted stock granted in 2010 and 2011 are subject to the market-based vesting and forfeiture provisions described in "—Compensation Discussion and Analysis—Elements of Compensation—Equity Compensation." The number of shares granted to our non-employee directors in 2010 and 2011 was intended to compensate the directors in the 75th percentile of directors in our peer group.

        The equity ownership guidelines described in "—Compensation Discussion and Analysis—Equity Ownership Guidelines" apply equally to our directors except that each director is expected to own a minimum equity interest with an aggregate fair market value equal to twice the dollar amount of the annual board retainer paid to such director. This minimum equity interest should be attained no later than one year following the date on which the director joined the Board.

Director Summary Compensation Table

        The following table summarizes the compensation we paid to our non-employee directors during 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Joel L. Reed	$80,500	$235,432	$315,932
J.C. "Mac" McFarland	$78,500	$235,432	$313,932
Mark Snell	$64,000	$235,432	$299,432
Dr. M.W. Scoggins	$56,500	$235,432	$291,932
Richard Walker	$69,500	$235,432	$304,932
Donna Lucas	$56,500	$235,432	$291,932

(1)
Mr. Marquez is not included in this table because he is an employee and therefore receives no compensation for his services as a director. The compensation received by Mr. Marquez as an employee is shown in "—Executive Officer Compensation in 2010—Summary Compensation Table."

(2)
As part of the 2010 compensation package, the directors each received 20,752 shares of restricted stock having a grant date fair value of $11.35 per share. Amounts shown do not reflect compensation actually received by our directors. Instead, the amounts shown are grant date fair values determined in accordance with FASB ASC Topic 718 for stock-based awards granted pursuant to the 2005 Stock Plan. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011. As of December 31, 2010, the aggregate number of options and unvested restricted stock outstanding for each director was as follows:

Joel L. Reed	—33,013 shares of unvested restricted stock	—45,000 options
J.C. "Mac" McFarland	—33,013 shares of unvested restricted stock	—45,000 options
Mark Snell	—32,328 shares of unvested restricted stock	—45,000 options
Dr. M.W. Scoggins	—31,263 shares of unvested restricted stock	—45,000 options
Richard Walker	—31,263 shares of unvested restricted stock	—45,000 options
Donna L. Lucas	—29,513 shares of unvested restricted stock	—0 options

 Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth certain information regarding shares of our common stock issuable upon the exercise of options granted under our compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,093,758	$13.07	4,432,133	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,093,758	$13.07	4,432,133

(1)
Awards under the 2005 Stock Plan may be made in the form of options, restricted stock or stock appreciation rights. Included in this balance are 1,410,322 shares reserved for issuance under the 2008 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Related Person Transactions

        The Audit Committee has adopted a written policy regarding the review and approval of transactions between us and any "related person." Under the policy, related persons include our directors and executive officers, holders of five percent or more of our common stock, immediate family members of any of those persons and any entities in which any of the foregoing persons hold a significant interest. The policy applies to any "related person transaction," which is generally defined as any transaction involving us and a related person where the amount involved exceeds $20,000, subject to some exceptions, including for (i) transactions in which the interest of the related person arises solely from his or her ownership of our common stock and all stockholders participate in the transaction on a pro rata basis and (ii) compensation-related transactions that are approved or recommended by the Compensation Committee.

        The policy provides that when a related person transaction is proposed, the Audit Committee will consider all material information relating to the transaction and the related person's relationship with us, and will approve the transaction only if it is in, or not inconsistent with, the best interests of us and our stockholders to do so. In circumstances where it is not practicable or desirable to wait until the next Audit Committee meeting, the Chairman of the committee may review the transaction, applying the same standard. In the event our chief executive officer, chief financial officer or general counsel becomes aware of a related person transaction that was not previously approved or ratified under the policy, the Audit Committee (or the Chairman) will review the transactions and evaluate all available options, including ratification, amendment, termination or rescission of the transaction. Except as otherwise indicated, each of the transactions described in "—Related Transactions" were reviewed and approved pursuant to the policy.

Related Transactions

Office Building Lease

        We lease an office building from 6267 Carpinteria Avenue, LLC, an entity owned by the Marquez Trust, for $1.2 million per year. The agreement provides for an increase in annual rent payments of 10% in 2014. In addition to rent payments, we are also responsible for reimbursing 6267 Carpinteria Avenue, LLC for certain building operating expenses. The lease will expire in 2019. We paid approximately $1.2 million to 6267 Carpinteria Avenue, LLC in rent payments pursuant to the lease in 2010. The Audit Committee reviewed and approved the 2010 payments pursuant to the policy.

Aircraft Lease Agreement

        We are currently in discussions regarding an agreement with TimBer, LLC, a company owned by Mr. Marquez and his wife, pursuant to which we intend to sublease from TimBer an aircraft it has leased. We expect that Mr. Marquez will generally use the aircraft for out-of-town business travel, and that other employees may use it from time to time. Non-employee guests will be permitted to accompany Mr. Marquez and other employees in some circumstances. Under the agreement, we expect to reimburse TimBer for costs associated with use of the aircraft for company business at an hourly rate at or below the appropriate market rate charged by third-party commercial charter companies for similar aircraft operating in the Denver, Colorado area. The agreement is also expected to provide that we will reimburse TimBer for approximately $500,000 in expenses relating to our use of the aircraft during the first quarter of 2011, of which approximately $130,000 related to the marketing process for our debt and equity offerings completed in February 2011.

Registration Rights Agreement

        We entered into a registration rights agreement with the Marquez Trust in August 2006. Pursuant to the agreement, the trust has the right to demand that we register for resale some or all of its shares under the Securities Act of 1933, and will have the right to include some or all of its shares in registration statements we file, in each case subject to certain customary conditions, including the right of the underwriters to limit the number of shares included in any offering by us that is underwritten. The trust had the right to cause us to effect up to three registrations on Form S-1 and an unlimited number of registrations on Form S-3. In May 2007, we amended the agreement to permit the Marquez Foundation to include shares of our common stock in the registration statement on Form S-3 that was declared effective by the SEC in June 2007. Pursuant to the amendment, the number of registrations on Form S-1 the trust is permitted to require us to undertake was reduced from three to two. Neither the Marquez Trust nor the Marquez Foundation exercised any registration rights under the agreement in 2010, but the agreement remains in effect. The agreement was initially entered into prior to the adoption of our related person transaction policy, but the amendment was reviewed and approved pursuant to the policy.

For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 4. Advisory vote on the frequency of future advisory votes on the compensation of the company’s named executive officers. For Against Abstain 3. Advisory approval of the compensation of the company’s named executive officers. 5. To transact such other business as may properly come before the meeting. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X VENOCO, INC. 01BD5A 1 U P X +  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain 1. The election of two (2) Class III directors for three-year terms. This proposal is made by the Board of Directors and is not conditioned on the approval of any other matters. Proposals — The Board of Directors recommends a vote “FOR” the Election of Directors, “FOR” Proposals 2 and 3 and for a “TRIENNIAL” advisory vote on Proposal 4. 01 - J.C. “Mac” McFarland 02 - Joel L. Reed For Against Abstain For Against Abstain MMMMMMMMMMMM 1 1 4 3 9 7 2 MMMMMMMMM

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ANNUAL MEETING OF STOCKHOLDERS OF VENOCO, INC. JUNE 8, 2011 The undersigned hereby appoints Timothy M. Marquez and Timothy A. Ficker, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Venoco, Inc. held of record by the undersigned on April 12, 2011 at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202 on June 8, 2011, or any adjournment or postponement thereof. This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VENOCO, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND FOR A TRIENNIAL ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER’S SPECIFICATIONS ON THE REVERSE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT OF MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, proxy statement and annual report on Form 10-K for the fiscal year ended December 31, 2010. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 8, 2011: The proxy statement, proxy card and the annual report to shareholders for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/VQ. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. . Proxy — VENOCO, INC.